Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the six months ended October 31, 2020, and the unaudited pro forma condensed combined statement of operations for the year ended April 30, 2020, combine the financial statements of Netcapital Inc. and Netcapital Funding Portal Inc. giving effect to the transactions described above, as if they had occurred on May 1, 2019 in respect of the unaudited pro forma condensed combined statement of operations for the six months ended October 31, 2020, and for the year ended April 30, 2020.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and:

●	Netcapital Inc.’s condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2020;

●	Netcapital Inc.’s consolidated financial statements contained in its Annual Report on Form 10-K for the years ended April 30, 2020 and 2019, filed with the SEC on April 2, 2020;

●	Portal’s financial statements for the years ended December 31, 2019 and 2018, which are filed as Exhibit 99.1 and incorporated herein by reference;

●	Portal’s financial statements for the six months ended June 30, 2020 and 2019, which are filed as Exhibit 99.2 and incorporated herein by reference;

●	the other information contained in or incorporated by reference into this Current Report on Form 8-K.

The consolidated financial statements of the Company and the financial statements of Portal were prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805 - Business Combinations (“ASC 805”), which requires that one company is designated as the acquirer for accounting purposes. It has been determined that Netcapital Inc. is the accounting acquirer of Portal.

The unaudited pro forma adjustments give effect to events that are directly attributable to the transaction and are based on available data and certain assumptions that management believes are factually supportable. In addition, with respect to the unaudited pro forma condensed combined statements of operations, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and to aid you in your analysis of the financial aspects of the transactions described above. The unaudited pro forma condensed combined financial information described above has been derived from the historical financial statements of Netcapital and Portal and the related notes, as described above. The unaudited pro forma condensed combined financial information has been conformed to Netcapital’s accounting policies. Further review may identify additional differences between the accounting policies of Netcapital and Portal. The unaudited pro forma adjustments and the unaudited pro forma condensed combined financial information do not reflect the impact of synergies or post-transaction management actions and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transactions taken place on the dates noted.

Netcapital Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
October 31, 2020

(Unaudited)		Netcapital	Pro		Pro
		Funding	Forma		Forma
	Netcapital Inc	Portal Inc.	Adjustments	Notes	Consolidated
Assets
Cash and cash equivalents	$455,994	$358,634			$814,628
Accounts receivable net	40,671	—			40,671
Prepaid expenses	374,230	6,070			380,300
Total current assets	870,895	364,704			1,235,599

Other assets	6,300	295,000	$14,803,954	(1)	15,105,254
Deferred tax assets	157,602	—			157,602
Investments	3,721,514	—			3,721,514
Total assets	$4,756,311	$659,704	$14,803,954		$20,219,969

Current liabilities
Accounts payable
Trade	$278,752	$29,023			$307,775
Related party	51,170	—			51,170
Accrued expenses	180,350	—			180,350
Deferred revenue	5,507	—			5,507
Related party debt	15,000	—			15,000
Secured note payable to related party	1,000,000	—			1,000,000
Current portion of SBA notes	1,264,519	—			1,264,519
Interest payable - related party	37,536	—			37,536
Loan payable – bank	34,324	—			34,324
Demand notes payable	7,860	—			7,860
Total current liabilities	2,875,018	29,023	—		2,904,041

Long-term debt
SBA loans Long term	1,121,281	—			1,121,281
Total Liabilities	3,996,299	29,023	—		4,025,322

Stockholders' equity:
Common stock, $.001 par value	419	10	2,054		2,483
Capital in excess of par value	3,160,982	27,990	15,404,581		18,593,553
Retained earnings (deficit)	(2,401,389)	602,681	(602,681)		(2,401,389)
Total stockholders' equity	760,012	630,681	14,803,954		16,194,647
Total liabilities and stockholders' equity	$4,756,311	$659,704	$14,803,954		$20,219,969

Netcapital Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended October 31, 2020
(Unaudited)

		Netcapital	Pro	Pro
		Funding	Forma	Forma
	Netcapital Inc	Portal Inc.	Adjustments	Consolidated

Revenues	$2,493,486	$372,577	$	$2,866,063

Costs of services	714,224	8,128		722,352
Gross profit	1,779,262	364,449		2,143,711

Stock based compensation	259,909	—		259,909
Consulting expense	5,085	—		5,085
Marketing	8,782	—		8,782
Rent	26,798	18,600		45,398
Wages	1,296,333	119,461		1,415,794
General and Administrative	75,500	5,017		80,517
Total costs and expenses	1,672,407	143,078	—	1,815,485
Operating income	106,855	221,371	—	328,226

Other income (expense):
Interest expense	(23,564)	—	—	(23,564)
Total other income (expense)	(23,564)	—	—	(23,564)
Net income before tax	83,291	221,371		304,662
tax provision (benefit)	22,398	—		22,398
Net income (loss)	$60,893	$221,371	$—	$282,264

Included in the supplemental pro forma information above is revenue earned by the Company of $18,646 from Netcapital Systems LLC, the former parent company of Netcapital Funding Portal Inc.

Netcapital Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended April 30, 2020
(Unaudited)

		Netcapital	Pro		Pro
		Funding	Forma		Forma
	Netcapital Inc	Portal Inc.	Adjustments	Notes	Consolidated

Revenues	$1,753,558	$273,075	$		$2,026,633

Costs of services	11,105	8,841			19,946
Gross profit	1,742,453	264,234			2,006,687

Stock based compensation	356,252	—			356,252
Consulting expense	102,600	—			102,600
Marketing	12,863	—			12,863
Rent	50,769	25,905			76,674
Wages	—	90,725			90,725
General and Administrative	72,747	1,658			74,405
Total costs and expenses	595,231	118,288	—		713,519
Operating income	1,147,222	145,946	—		1,293,168

Other income (expense):
Other income	10,000				10,000
Impairment loss	(185,952)				(185,952)
Realized loss on investments	(527,540)				(527,540)
Interest expense	(18,879)	—	—		(18,879)
Total other income (expense)	(722,371)	—	—		(722,371)
Net income before tax	424,851	145,946			570,797
tax provision (benefit)	(180,000)	—			(180,000)
Net income (loss)	$604,851	$145,946	$—		$750,797

Included in the supplemental pro forma information above is revenue earned by the Company of $230,480 from Netcapital Systems LLC, the former parent company of Netcapital Funding Portal Inc.

Note (1)

A total of 1,666,360 shares were issued in exchange for all the outstanding shares of Portal and an additional 398,000 shares are reserved for supplemental consideration due to Portal. The purchase included issuers, users, investors, and unpatented technology that has a book value of $14,803,954. The pro forma combined financial statements are based on the purchase consideration and fair value allocation to the acquired assets and assumed liabilities.